Exhibit 99.08

SoftNet Technology Cancels 150 Million Shares - -
Reducing The Outstanding By Approximately 33%

ISELIN, N.J., January 28, 2007 -- SoftNet Technology Corp. (OTCBB Symbol: STTC) (German WKN#: A0B7RZ) is pleased to announce that it has obtained a Court Order to cancel 150 Million shares of the Company’s Class A Common stock. This will reduce the number of shares outstanding from approximately 450 million to approximately 300 million – about a 33% reduction.

These shares were issued in the name of Pini Ben David as collateral for a restricted stock loan that never funded.  A demand for the shares was made approximately one year ago as the failure to fund caused a default on the part of Mr. Ben David.  These shares were not returned. Therefore, SoftNet filed a legal action to declare the shares no longer valid and removing them from the issued and outstanding.  Ultimately, an Order was issued by the Supreme Court of the State New York, in and for New York County, directing that the shares be canceled of record by Registrar and Transfer Company, the Company’s transfer agent.

Mr. James Booth, CEO of SoftNet Technology stated, “We are very pleased to have finally completed the task of canceling these shares. The reorganization of SoftNet’s business structure has been finalized including bringing in a topnotch management team.  We will continue to take the appropriate steps as a company including adding high-level personnel to the Board of Directors and Management that will enable the continued growth of the business operations of SoftNet well into the future.”

Please visit our website at www.softnettechnology.com for more information or for Investor Relations, please contact the company directly at 908-212-1799, option 7, James Booth, CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:
          SoftNet Technology Corp.
              James Booth, CEO
              908-212-1799, option 7
              investorrelations@softnettc.com